Bay Banks of Virginia, Inc. Announces Consolidation

KILMARNOCK, Va., Jan. 28, 2015 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), (the "Company"), holding company for Bank of Lancaster (the "Bank") and Bay Trust Company, announced plans to consolidate three of its Lancaster County branches into two branches.

"The decision to consolidate these branch locations followed a thorough review of our branch operations and is based on improving the efficiency of our branch network while continually striving to enhance shareholder value. We remain strongly committed to our Lancaster County customers and will continue to provide them with the excellent service they have come to know and expect," stated Randal R. Greene, the Company's President and Chief Executive Officer.

The Bank has notified its Northside branch customers that their accounts and services will be transferred to the Main Office. Closing of the Northside branch will occur at the close of business April 30, 2015.

Mr. Greene also noted, "This branch consolidation is one component of our strategic framework to achieve the optimal combination of branches and electronic banking technologies, while continuing to offer our customers convenience and superb levels of service from our highly experienced lenders and staff." After this consolidation, the Bank will continue to operate seven banking offices throughout the Northern Neck region, plus a residential lending production office in Middlesex County, and two banking offices in Richmond, Virginia. Bank of Lancaster serves businesses, professionals and consumers with a wide variety of financial services to include retail and commercial banking, investment services and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

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